CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

                                       OF

                              INFINITE GROUP, INC.
                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)

                           --------------------------

      Infinite Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL") does hereby certify that:

      1. The name of the Corporation is Infinite Group, Inc.

      2. The Board of Directors of the Corporation unanimously duly adopted a resolution to amend the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") to increase the number of shares of common stock authorized for issuance from 20,000,000 to 60,000,000, declaring the amendment's advisability to its stockholders, and directing that the amendment be considered at the 2005 annual meeting of the stockholders of the Corporation followed by a majority vote in favor of the amendment by the stockholders at such annual meeting. The amendment adopted provides as follows:

      (i) That the first sentence of Article Fourth of the Certificate of Incorporation would be amended in its entirety to read as follows:

      "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is sixty-one million (61,000,000) shares of which sixty million (60,000,000) shares shall be Common Stock with a par value of each of $.001 per share and one million (1,000,000) shares shall be Preferred Stock with a par value of $.01 per share.

            Additional designations of powers, the rights and preferences and the qualifications, limitations or restrictions with respect to each class of stock of the corporation shall be determined by the Board of Directors from time to time."

      3. That the Amendment herein certified have been duly adopted in accordance with the provisions of Section 242 of the DGCL by the Board of Directors.

      4. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

      Executed on this 28th day of February, 2006

                                       Infinite Group, Inc.


                                       By: /s/ Michael S. Smith
                                           --------------------
                                           Michael S. Smith
                                           President and Chief Executive Officer